ChinaCast Education Corporation Announces Nationwide Distance Learning Joint Venture With the China University of Petroleum

ChinaCast Education to Establish a Nationwide Distance Learning Network in Partnership With the China University of Petroleum to Provide Online Adult Continuing Education, Vocational Training and International Education Programs

BEIJING, Oct 12, 2009 (GlobeNewswire via COMTEX News Network) -- ChinaCast Education Corporation ("The Company" or "ChinaCast") (Nasdaq: CAST), a leading for-profit, post-secondary education and e-learning services provider in China, today announced the signing of a nationwide distance learning joint venture agreement with the China University of Petroleum ("CUP").

The partnership will be held 60% by ChinaCast Education, which will invest $4.4 million, and 40% by China University of Petroleum, which will invest $2.9 million. The joint venture's distance learning programs will offer greater flexibility to current and new students by leveraging broad geographic distribution of existing and new content through ChinaCast's nationwide elearning platform. The joint venture will begin offering distance learning classes at remote classrooms throughout China by the fourth quarter of 2009 and expects to be profitable during the 2010 calendar year.

Ron Chan, ChinaCast Education Corporation Chairman and CEO, commented, "This strategic partnership with China University of Petroleum, one of the most prestigious state-owned universities in the country, marks an important milestone in our company's ability to build a nationwide online presence. CUP is one of only 68 schools with a nationwide distance learning license granted by the PRC Ministry of Education. Not only will we be providing e-learning services to CUP's existing 40,000 distance learning students but we will now have the ability to build our own nationwide network of distance learning centers to deliver adult continuing education, vocational training and international education programs using CUP's distance learning license. We will also be operating the online learning portal, www.e-e.net.cn, which is essentially the online continuing education and vocational training portal for China's energy industry professionals."

About the China University of Petroleum

Founded in 1953, China University of Petroleum is one of the elite major universities under the direct jurisdiction of the Ministry of Education. It is the top petroleum engineering school in the country, ranks among the top 5% of all universities in China, and is part of the "211 Project," which the central government launched to develop 100 globally competitive elite universities during the 21st century. CUP has two campuses in Qingdao and Dongying, which have a combined land area of 511 acres with approximately 7 million square feet of floor space. The university has 54 undergraduate programs, 99 masters degree programs, 32 doctoral degrees programs and has 26 state research centers. The university currently has over 20,000 undergraduates, 3,300 postgraduates and 1,497 teaching staff on its two campuses. In addition, CUP, which is one of only 68 universities granted a license by the Ministry of Education to confer accredited distance learning degrees, currently has 40,000 distance learning students and 15,000 correspondence students.

About ChinaCast Education Corporation

Established in 1999, ChinaCast Education Corporation is a leading for-profit, post-secondary education and e-learning services provider in China. The Company provides post-secondary degree and diploma programs through its two universities in China: The Foreign Trade and Business College of Chongqing Normal University and the Lijiang College of Guangxi Normal University. These universities offer fully accredited, career-oriented bachelor's degree and diploma programs in business, economics, law, IT/computer engineering, hospitality and tourism management, advertising, language studies, art and music. The Company provides its e-learning services to post-secondary institutions, K-12 schools, government agencies and corporate enterprises via its nationwide satellite/fiber broadband network. These services include interactive distance learning applications, multimedia education content delivery, English language training and vocational training courses. The company is listed on the NASDAQ with the ticker symbol CAST.

Safe Harbor Statement

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management's plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the company's Annual Report on Form 10K for the fiscal year ended December 31, 2008. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as "anticipate," "estimate," "expect," "believe," "will likely result," "outlook," "project" and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: ChinaCast Education Corporation

CONTACT:  ChinaCast Education Corporation
Michael J. Santos, President - International
+1-347-788-0030
mjsantos@chinacasteducation.com
www.chinacasteducation.com
HC International, Inc.
Ted Haberfield, Executive VP
+1-760-755-2716
thaberfield@hcinternational.net